Exhibit 99.1



                    Stratagene Reports Third Quarter Results

          Sales of QPCR Instruments and Reagents Grow 9% Year-Over-Year

      Company Updates 2006 Financial Guidance To Reflect Litigation Charge



    LA JOLLA, Calif.--(BUSINESS WIRE)--Nov. 13, 2006--Stratagene
Corporation (Nasdaq: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the third quarter of 2006 ended
September 30, 2006.

    For the third quarter of 2006, revenue was $23.2 million, compared with revenue of $23.7 million in the third quarter of 2005. Revenues in the third quarter of 2006 included slightly lower software products and royalty revenues compared with the same quarter of 2005. Sales of QPCR instruments and reagents grew 8.6% year-over-year and sales of allergy diagnostic products grew 4.9% year-over-year. These increases were offset by the continued and expected decline in sales of legacy products associated with gene discovery and cloning systems.

    Third Quarter 2006 Highlights

    --  QPCR instrument and reagent growth of 8.6% year-over-year

    -- Entered into a joint development and license agreement with Rosetta Inpharmatics, a subsidiary of Merck to develop an RNA purification system to be used in molecular diagnostics applications

    -- Launched ArrayAssist(R) CopyNumber software product; a guided workflow available to biologists for copy number analysis

    -- Exercised option to license nucleic acid predictors for bladder cancer

    -- Participated in the Food and Drug Administrations MicroArray Quality Control project with Stratagene's Universal RNA being chosen as a high-quality reference standard

    -- Entered into agreement with VWR International, Inc. to expand distribution of research products in Canada

    "We were disappointed by the court's decision to enhance the damage award in the Invitrogen v. Stratagene patent matter. The court had twice earlier found Stratagene to be not liable due to non-infringement and invalidity of Invitrogen's patent," said Joseph
A. Sorge, M.D., President and CEO of Stratagene. "Nevertheless, we are expanding our QPCR instrument footprint, developing additional reagent technology and entering into new strategic relationships with dynamic partners. During the third quarter, we expanded our instrument installed base to more than 2,000 units."

    "As we have outlined in the past, the internal development of our instrument and reagent platform is one key component of our molecular diagnostics strategy," continued Dr. Sorge. "During the third quarter we also executed on the other two legs of our strategy by entering into a strategic agreement with Rosetta Inpharmatics, a division of Merck, and by exercising an option to license a family of gene expression predictors for bladder cancer that have been validated in a multi-center European study. Furthermore, we also continued to work closely with Bayer Diagnostics to continue to customize our Mx3005P instrument system for the new platform they are developing for molecular diagnostic tests. In addition, we are delighted that we now have a relationship with Quest Diagnostics as a result of its acquisition of Focus Diagnostics. We remain excited and confident that we are pursuing a strategy that will allow us, over the long-term, to become a leader in the molecular diagnostics space and we believe we have the talent, intellectual property and partnerships to be successful."

    For the third quarter of 2006, Stratagene recorded a net loss of $6.3 million. The net loss during the third quarter of 2006 included a $12.5 million pre-tax litigation charge related to a court judgment in a patent litigation matter that the Company plans to appeal. The total after-tax impact of the charge was $7.9 million or $0.35 per share. Excluding this charge, the Company would have achieved net income of $1.6 million or $.07 per share in the third quarter of 2006 compared with $0.7 million, or $0.03 per share in the comparable quarter of 2005.

    The third quarter net loss was also impacted by approximately $269,000 before taxes or $0.01 per share, after income taxes, in non-cash share-based compensation expense associated with the implementation of FAS 123R "Share-Based Payments" in 2006. The third quarter of 2005 was not impacted by the share-based compensation expense.

    In the matter of Invitrogen vs. Stratagene, Stratagene intends to file an appeal with the United States Court of Appeals for the Federal Circuit in Texas and will post a civil supersedeas bond to stay payment of the judgment. The final arrangements related to the bonding of the judgment will be concluded later this week and as a result the Company expects to file a Form 12b-25 extension with the SEC to allow five more days to complete the necessary documentation and disclosures in its Report on Form 10-Q for the third quarter of 2006.

    As of September 30, 2006, the Company had total cash and cash equivalents of approximately $38.1 million of which approximately $16.6 million was unrestricted. The Company will utilize available cash resources in connection with the posting of the appeal bond. The posting of these two appeal bonds in 2006 will have a significant impact on the cash resources of the Company because the appeal bonds require cash be set aside for the full amount of the damage awards. The appeal bond amounts do not consider the offsetting income tax benefit, which would result in a refund of about one-third of the cash back to the Company in the event of payment or settlement of these matters for cash. Stratagene remains cash flow positive from its operating activities.

    Gross margin decreased to 63.0% of revenues for the third quarter of 2006 compared with 64.4% of revenues for the same quarter of 2005. The lower gross margin in 2006 was primarily the result of higher royalty expense associated with newly developed software solutions products. This higher expense impacted the gross margin rate in the third quarter of 2006 by approximately 1.4%.

    Research and development expenses were $2.8 million, consistent with the same period a year ago.

    Selling and marketing expenses decreased 9.2% to $4.8 million in the third quarter of 2006 compared with $5.3 million in the third quarter of last year, primarily related to the reorganization of marketing efforts earlier in 2006 compared with the same period in 2005.

    General and administrative expenses decreased 26.8% in the third quarter to $4.3 million compared with $5.9 million in the third quarter of 2005. General and administrative expenses in the third quarter of 2006 continued to be impacted by legal expenses associated with patent litigation but to a lesser extent in 2006 than in 2005.

    The Company is updating its earnings guidance provided in August 2006 to reflect the impact of the $12.5 million charge to earnings resulting from a court judgment in a patent litigation matter and for additional legal expenses and interest costs that are expected to be incurred related to this matter in the remainder of 2006.

    2006 guidance is as follows:

    --  Revenue expected to be between $94 and $98 million.

    --  Gross margin expected to range from 63% to 65% of revenues.

    -- Research and development expenses expected to range from 13% to 15% of revenues.

    -- GAAP loss per share expected to range from a loss of $0.34 to $0.37 per share. This includes an expected $1.0 million pre-tax effect ($0.03 per diluted share) from the implementation of FAS 123R in 2006 and the after-tax impact of the $0.57 per diluted share litigation-related charge. The Company recorded $0.22 per share of this charge in the second quarter of 2006 and the remainder in the third quarter of 2006.

    --  Expected fully diluted share count of 22.4 million.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Monday, November 13, 2006, at 4:30 p.m. Eastern Time to discuss the Company's third quarter 2006 results, outlook for 2006, and current corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2142 for international participants.

    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11074147#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corporation

    Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company's life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic unit develops and manufactures products for urinalysis as well as high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

    Safe Harbor Statement

    Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life science research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain debt or equity financing for unexpected litigation outcomes and for operating needs, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company's ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see Item "1A. Risk Factors" included in Stratagene's Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.



               STRATAGENE CORPORATION AND SUBSIDIARIES
                             (unaudited)
              (in thousands, except earnings per share)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------------
                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                    2006     2005     2006     2005
                                  --------- -------- -------- --------

Revenues                           $23,200  $23,696  $70,859  $73,187

Costs and expenses:
Cost of product sales                8,583    8,447   25,332   25,606
Research and development             2,834    2,838    9,331    8,587
Selling and marketing                4,827    5,318   15,950   15,732
General and administrative           4,331    5,919   13,820   14,958
Litigation charges                  12,471        -   20,527        -
Impairment of long-lived assets          1        -       70       20
                                  --------- -------- -------- --------
Total operating costs and
 expenses                           33,047   22,522   85,030   64,903
                                  --------- -------- -------- --------
Income (loss) from operations       (9,847)   1,174  (14,171)   8,284
Other income and expenses:
Loss on foreign currency
 transactions                          (41)    (100)     (94)    (218)
Other income (expense), net            (46)       3      (17)     515
Interest expense                      (302)     (52)    (892)    (210)
Interest income                        398       13      989       23
                                  --------- -------- -------- --------
Total other income (expense)             9     (136)     (14)     110
                                  --------- -------- -------- --------
Income (loss) before income taxes   (9,838)   1,038  (14,185)   8,394
Income tax expense (benefit)        (3,532)     350   (5,237)   2,633
                                  --------- -------- -------- --------
Net income (loss)                  $(6,306)    $688  $(8,948)  $5,761
                                  ========= ======== ======== ========

Earnings per share:
Basic                               $(0.28)   $0.03   $(0.40)   $0.26
Diluted                             $(0.28)   $0.03   $(0.40)   $0.26

Weighted average shares:
Basic                               22,411   22,142   22,373   22,077
Diluted                             22,411   22,281   22,373   22,203




CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------
                                                   Sept. 30, Dec. 31,
                                                     2006      2005
                                                   --------- ---------
 Cash and cash equivalents, unrestricted            $16,634   $40,508
 Cash, restricted                                    21,474       192
 Other current assets                                45,217    38,440
 Property and equipment, net                         11,016    11,267
 Goodwill                                            27,234    27,234
 Other assets, net                                    7,015     7,041
                                                   --------- ---------
  Total assets                                     $128,590  $124,682
                                                   ========= =========

 Current portion of long-term debt                     $240    $5,740
 Dividend payable                                         -     5,571
 Other current liabilities                           29,106    28,287
 Litigation accruals                                 41,800    20,600
 Long-term debt, less current portion                 3,535     3,775
 Other long-term liabilities                          2,400     2,219
 Stockholders' equity                                51,509    58,490
                                                   --------- ---------
       Total liabilities and stockholders' equity  $128,590  $124,682
                                                   ========= =========




CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------
                                                     Nine Months Ended
                                                       September 30,
                                                     -----------------
                                                       2006     2005
                                                     --------- -------
Cash flows from operating activities:
   Net income (loss)                                  $(8,948) $5,761
   Depreciation and amortization                        2,780   2,694
   Stock-based compensation                               618     408
   Other items, net                                    15,832   2,133
                                                     --------- -------
      Net cash provided by operating activities        10,282  10,996
                                                     --------- -------
Cash flows from investing activities:
   Purchases of property and equipment                 (1,530) (1,207)
   Additions to intangible assets                      (1,024) (1,111)
Changes in restricted cash                            (21,280)    450
   Other items, net                                         -     130
                                                     --------- -------
      Net cash used in investing activities           (23,834) (1,738)
                                                     --------- -------
Cash flows from financing activities:
   Principal payments on debt, net                     (5,740) (5,739)
Dividend to shareholders                               (5,571)      -
   Other items, net                                       774     545
                                                     --------- -------
      Net cash used in financing activities           (10,537) (5,194)
Effects of foreign currency exchange rates on cash        215    (165)
                                                     ========= =======
   Net decrease in cash and cash equivalents          (23,874)  3,899
Cash and cash equivalents at beginning of period       40,508   4,890
                                                     --------- -------
Cash and cash equivalents at end of period            $16,634  $8,789
                                                     ========= =======



    CONTACT: Stratagene Corporation
             Steve Martin
             Chief Financial Officer
             858-373-6303
             or
             Investors
             EVC Group, Inc.
             Douglas Sherk, Jennifer Beugelmans
             415-896-6820
             or
             Media
             EVC Group, Inc.
             Steve DiMattia
             646-277-8706